Exhibit (a)(1)(D)
Offer to Purchase

All Outstanding Shares of Common Stock
of

ALLAKOS INC.

at
$0.33 per Share in Cash

by

CONCENTRA MERGER SUB III, INC.
a wholly owned subsidiary of

CONCENTRA BIOSCIENCES, LLC

TANG CAPITAL PARTNERS, LP

TANG CAPITAL MANAGEMENT, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M.EASTERN TIME ON MAY 14, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
April 15, 2025
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated April 15, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Concentra Merger Sub III, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), to purchase, subject to certain conditions, all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Allakos Inc., a Delaware corporation (“Allakos”), for $0.33 per Share in cash (the “Offer Price”), all upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal.
Also enclosed is Allakos’ Solicitation/Recommendation Statement on Schedule 14D-9.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.
The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.
Please note carefully the following:
1.	The Offer Price for the Offer is $0.33 per Share in cash to be paid net to you of any applicable tax withholding and without interest.
2.	The Offer is being made for all outstanding Shares.

3.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 1, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among Allakos, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Allakos, without a meeting or any further action of the Allakos stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), assuming the conditions thereto are met, and Allakos will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”).

4.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Allakos’ willingness to enter into the Merger Agreement, Tang Capital Partners, LP, a Delaware limited partnership (“TCP” or “Guarantor”) and sole member of Parent, delivered to Allakos a duly executed limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of Allakos, in respect of certain obligations of Parent and Purchaser under the Merger Agreement. Certain obligations under the Limited Guaranty are subject to a cap of $30,600,000, which includes certain enforcement costs, under the Merger Agreement. Tang Capital Management, LLC, a Delaware limited liability company (“TCM”), is the sole manager of Parent and the general partner of TCP. Accordingly, TCP and TCM are considered co-offerors in the Offer.

5.
No appraisal rights are available to the holders of Shares in connection with the Offer, and stockholders who tender their Shares in the Offer will not have appraisal rights in connection with the Merger.

However, if Purchaser purchases Shares in the Offer and the Merger is consummated, holders of Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Parent accepts properly tendered Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise fail to prefect or lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value.
6.
On March 30, 2025, a transaction committee (the “Transaction Committee”) of the Allakos board of directors (the “Allakos Board”) held a meeting at which the Transaction Committee unanimously (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, Allakos and Allakos’s stockholders, and (ii) recommended that the Allakos Board (A) determine that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, Allakos and Allakos’s stockholders, (b) duly authorize and approve the execution, delivery and performance by Allakos of the Merger Agreement and the consummation by Allakos of the Transactions, (c) declare the Merger Agreement and the Transactions advisable and (d) recommend that Allakos’s stockholders accept the Offer and tender their Shares pursuant to the Offer. After the Transaction Committee meeting on March 30, 2025, the Allakos Board held a meeting at which all of the members of the Allakos Board unanimously (i) determined that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, Allakos and Allakos’s stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Allakos of the Merger Agreement and the consummation of the Transactions, (iii) resolved to recommend that Allakos’s stockholders accept the Offer and tender their Shares pursuant to the Offer and (iv) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL.

7.	The Offer and withdrawal rights will expire one minute after 11:59 p.m. Eastern Time on May 14, 2025, unless the Offer is extended or earlier terminated by Purchaser.
8.
The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being, as of the Offer Closing Time, validly tendered (and not validly withdrawn) pursuant to the Offer a number of Shares that, together with all Shares (if any) otherwise owned by Parent or any of its and its “affiliates” (as defined in Section 251(h)(6)(a) of the DGCL), would represent at least one Share more than 50% of the total number of Shares of Common Stock issued and outstanding at the Offer Closing Time. The Offer is also subject to customary conditions set forth in the Offer to Purchase and described in Section 9 of the Offer to Purchase.
9.
Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by the Surviving Corporation (as defined in the Offer to Purchase), except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.
UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction, and Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

ALLAKOS INC.

at
$0.33 per Share in Cash

by

CONCENTRA MERGER SUB III, INC.
a wholly owned subsidiary of

CONCENTRA BIOSCIENCES, LLC

TANG CAPITAL PARTNERS, LP

TANG CAPITAL MANAGEMENT, LLC
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 15, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Concentra Merger Sub III, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Allakos Inc., a Delaware corporation (“Allakos”), for $0.33 per Share in cash (the “Offer Price”), all upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal. The Offer Price will be paid net of any applicable tax withholding and without interest. The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Allakos’ willingness to enter into the Merger Agreement (as defined in the Offer to Purchase), Tang Capital Partners, LP, a Delaware limited partnership (“TCP”) (“Guarantor”) and sole member of Parent, delivered to Allakos a duly executed limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of Allakos, in respect of certain obligations of Parent and Purchaser under the Merger Agreement. Certain obligations under the Limited Guaranty are subject to a cap of $30,600,000, which includes certain enforcement costs, under the Merger Agreement. Tang Capital Management, LLC, a Delaware limited liability company (“TCM”), is the sole manager of Parent and the general partner of TCP. Accordingly, TCP and TCM are considered co-offerors in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the tender of Shares submitted on the undersigned’s behalf to Broadridge Corporate Issuer Solutions, LLC (the “Paying and Depositary Agent”) will be determined by Purchaser (which may delegate power in whole or in part to the Paying and Depositary Agent) and such determination shall be final and binding.
ACCOUNT NUMBER:
NUMBER OF SHARES BEING TENDERED HEREBY:          SHARES*
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.
Dated:      , 2025
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(Please Print Name(s))
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